Exhibit 99.3

MannKind Corporation Prices Upsized $200.0 Million Convertible Senior Notes Offering

March 2, 2021

WESTLAKE VILLAGE, Calif., March 02, 2021 (GLOBE NEWSWIRE) — MannKind Corporation (Nasdaq: MNKD) today announced the pricing of $200.0 million aggregate principal amount of 2.50% Convertible Senior Notes due 2026 (the “notes”) in a private placement (the “offering”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). MannKind also granted the initial purchasers of the notes an option to purchase, within a 13-day period beginning on, and including, the date on which the notes are first issued, up to an additional $30.0 million aggregate principal amount of notes. The sale of the notes is expected to close on March 4, 2021, subject to customary closing conditions.

The notes will be general unsecured obligations of MannKind and will accrue interest at a rate of 2.50% per annum, payable semiannually in arrears on March 1 and September 1 of each year, beginning on September 1, 2021. The notes will mature on March 1, 2026, unless earlier converted, redeemed or repurchased.

Before December 1, 2025, holders will have the right to convert their notes only upon the occurrence of certain events. From and after December 1, 2025, until the close of business on the business day immediately preceding the maturity date, holders will have the right to convert all or any portion of their notes at their election. Upon conversion, MannKind will pay or deliver, as the case may be, cash, shares of MannKind’s common stock or a combination of cash and shares of MannKind’s common stock, at its election. The initial conversion rate is 191.8281 shares of common stock per $1,000 principal amount of notes, which represents an initial conversion price of approximately $5.21 per share of common stock. The initial conversion price represents a premium of approximately 30% over the last reported sale of $4.01 per share of MannKind’s common stock on March 1, 2021. The conversion rate and conversion price will be subject to adjustment upon the occurrence of certain events.

MannKind may not redeem the notes prior to March 6, 2024. MannKind may redeem for cash all or any portion of the notes (subject to certain limitations), at its option, on or after March 6, 2024 and prior to the 36th scheduled trading day immediately preceding the maturity date, if the last reported sale price of MannKind’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which MannKind provides notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

If a “fundamental change” (as defined in the indenture for the notes) occurs, then, subject to limited exceptions, holders may require MannKind to repurchase their notes for cash. The repurchase price would be equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.

MannKind estimates that the net proceeds from the offering will be approximately $193.8 million (or approximately $222.9 million if the initial purchasers fully exercise their option to purchase additional notes), after deducting the initial purchasers’ discounts and commissions and estimated offering expenses. MannKind intends to use the net proceeds from this offering for working capital and other general corporate purposes, including a Phase 3 clinical trial of Afrezza in pediatric subjects and further development of product candidates in MannKind’s pipeline. MannKind may also use a portion of the proceeds from this offering to pay down a portion of existing debt or for acquisitions or strategic investments in complementary businesses or technologies, although MannKind does not currently have any plans for any such debt repayment, acquisitions or investments.

The notes and any shares of MannKind’s common stock issuable upon conversion of the notes have not been and will not be registered under the Securities Act, any state securities laws or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction.

About MannKind Corporation

MannKind Corporation (Nasdaq: MNKD) focuses on the development and commercialization of inhaled therapeutic products for patients with endocrine and orphan lung diseases. MannKind is currently commercializing Afrezza® (insulin human) Inhalation Powder, the Company’s first FDA-approved product and the only inhaled ultra rapid-acting mealtime insulin in the United States, where it is available by prescription from pharmacies nationwide. Afrezza is also available by prescription in Brazil where it is commercialized by the Company’s partner Biomm SA. MannKind is headquartered in Westlake Village, California, and has a state-of-the art manufacturing facility in Danbury, Connecticut. The Company also employs field sales and medical representatives across the U.S.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the anticipated completion and timing of the offering and MannKind’s expected use of proceeds from the offering. Words such as “believes”, “anticipates”, “plans”, “expects”, “intend”, “will”, “goal”, “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon MannKind’s current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward- looking statements as a result of these risks and uncertainties, which include, without limitation, market conditions, whether MannKind will be able to satisfy closing conditions related to the proposed offering, unanticipated uses of capital, and other risks detailed in MannKind’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent periodic reports on Form 10-Q and current reports on Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Company Contact:

818-661-5000

ir@mannkindcorp.com